Astoria Financial Corporation Reports Second Quarter Earnings Of $0.13 Per Common Share

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., July 17, 2013 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income available to common shareholders of $12.8 million, or $0.13 diluted earnings per common share ("diluted EPS"), for the quarters ended June 30, 2013 and 2012. Included in the 2013 second quarter results is a $4.3 million prepayment charge ($2.8 million, or $0.03 per common share, after tax) for the early extinguishment of debt during the quarter in connection with the redemption of $125 million of capital securities. For the six months ended June 30, 2013, net income available to common shareholders totaled $26.7 million, or $0.27 diluted EPS, compared to $22.8 million, or $0.24 diluted EPS, for the comparable 2012 period. Included in the 2012 six months results are net charges totaling $3.4 million ($2.2 million, or $0.02 per common share, after-tax), reported in the 2012 first quarter, representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter.

Six Month Financial Highlights

Loan Portfolio Shift Continues:

  Multifamily/commercial real estate ("MF/CRE") loan originations totaled $874.8 million.
  MF/CRE loans continue to become a larger percentage of the loan portfolio, increasing to 30% of total loans at June 30, 2013 from 24% at December 31, 2012.

Greater Core Deposit Concentration:

  Lower cost core deposits continue to become a larger percentage of total deposits, increasing to 65% of total deposits at June 30, 2013 from 62% at December 31, 2012.
  Business deposits increased 29% from December 31, 2012 to $630.7 million at June 30, 2013.

Restructured Borrowings:

  Restructured $1.2 billion of borrowed funds resulting in a 90 basis point decline in their weighted average cost at the time of restructuring.

Operating Expense Improvement:

  Year over year decline in operating expenses achieved through cost control initiatives implemented in 2012, resulting in lower compensation and benefits expense, coupled with lower FDIC insurance premium expense and Real Estate Owned ("REO") related expenses.

Interest Rate Risk:

  At June 30, 2013 our one-year interest rate sensitivity gap was positive 13.39%.

Commenting on the second quarter, Monte N. Redman, President and Chief Executive Officer of Astoria stated, "I continue to be pleased with the progress we have made to date, improving the quality of both the balance sheet and earnings, positioning the Company for future success as the interest rate environment becomes less challenging."

Mr. Redman added, "During the second quarter we continued to make great strides in diversifying the balance sheet. MF/CRE loans grew by double digits both for the quarter and year to date and now represent 30% of total loans. The loan pipeline at the end of the second quarter remains strong, which continues to position us as a leading originator of MF/CRE loans in the New York metropolitan area. On the liability side of the balance sheet, our aggressive approach to business banking has provided us with low-cost, core deposits which now make up a greater share of total deposits. Approximately one third of our branches are headed by experienced commercial bankers and the business banking group continues to grow with 34 employees currently supporting this business, up from 21 employees at year end. In addition, we have taken steps to improve our net interest margin by restructuring $1.2 billion of higher cost borrowings, reducing those borrowing costs by 90 basis points."

Board Declares Quarterly Cash Dividend of $0.04 Per Share

The Board of Directors of the Company, at its July 17, 2013 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on September 3, 2013 to shareholders of record as of August 15, 2013. This is the seventy-third consecutive quarterly cash dividend declared by the Company.

Completed Redemption of Capital Securities (Trust Preferred Securities)

On May 10, 2013, the Company completed the redemption of the 9.75% capital securities issued by Astoria Capital Trust I, an affiliated Delaware trust resulting from the concurrent prepayment of our 9.75% junior subordinated debentures due November 1, 2029. The capital securities were redeemed at 103.413% of the $125 million aggregate outstanding liquidation amount resulting in a prepayment charge of $4.3 million. The redemption of the capital securities was funded by the Company's net proceeds from the issuance of preferred stock in the 2013 first quarter.

Restructured Borrowings

During the second quarter the Company restructured $1.2 billion of higher cost borrowings with a weighted average rate of 4.44% and a weighted average remaining term of approximately 3.9 years. The restructured borrowings now have a weighted average rate of 3.54% and a weighted average remaining term of approximately 7 years. The restructuring resulted in a 90 basis point decline in the weighted average cost of those borrowings and an expected annual interest expense savings of approximately $10.4 million. The Company did not incur any charges or other costs in connection with the restructuring.

Second Quarter and Six Months Earnings Summary

Net interest income for the quarter ended June 30, 2013 totaled $84.9 million compared to $84.0 million for the previous quarter and $86.7 million for the 2012 second quarter. The net interest margin for the quarter ended June 30, 2013 increased to 2.22% from 2.19% for the previous quarter and 2.14% for the 2012 second quarter. For the six months ended June 30, 2013, net interest income totaled $168.9 million, compared to $174.9 million for the comparable 2012 period, and the net interest margin increased to 2.20% for the six months ended June 30, 2013 from 2.17% for the six months ended June 30, 2012.

For the quarter ended June 30, 2013, a $4.5 million provision for loan losses was recorded compared to $9.1 million for the previous quarter and $10.0 million for the 2012 second quarter. For the six months ended June 30, 2013, the provision for loan losses totaled $13.7 million compared to $20.0 million for the comparable 2012 period. "The decline in the provision is a reflection of the improvement in net loan charge-offs, total loan delinquencies and non-performing loans, and the contraction of the overall loan portfolio," Mr. Redman commented.

Non-interest income for the quarter ended June 30, 2013 totaled $18.6 million compared to $15.5 million for the 2012 second quarter. The increase from the 2012 second quarter is due primarily to an increase in gain on sales of securities and an increase in mortgage banking income, net, including a partial recovery of the MSR valuation allowance, partially offset by lower customer service fees. Non-interest income for the six months ended June 30, 2013 totaled $36.9 million compared to $35.0 million for the comparable 2012 period. This increase is primarily due to an increase in mortgage banking income, net, partially offset by lower customer service fees.

General and administrative ("G&A") expense for the quarter ended June 30, 2013 totaled $74.4 million compared to $71.6 million for the previous quarter and $72.1 million for the 2012 second quarter. The increases are primarily due to the prepayment charge for the early extinguishment of debt in connection with the redemption of capital securities described above, partially offset by a reduction in FDIC insurance premium expense. For the six months ended June 30, 2013, G & A expense decreased $8.4 million, or 5% to $145.9 million from $154.3 million for the 2012 comparable period. The six month decrease is primarily due to decreases in compensation and benefits expense, FDIC insurance premium expense, and REO related expenses which were partially offset by the previously discussed prepayment charge for the early extinguishment of debt and an increase in office occupancy expense.

Balance Sheet Summary

Total assets decreased $395.6 million from December 31, 2012 and totaled $16.1 billion at June 30, 2013. The decline is primarily due to a decrease in the loan portfolio, partially offset by an increase in the securities portfolio. The loan portfolio decreased $554.9 million from December 31, 2012 and totaled $12.7 billion at June 30, 2013.

The residential (one-to-four family) loan portfolio totaled $8.6 billion at June 30, 2013 compared to $9.7 billion at December 31, 2012. The decline was primarily due to the pace of residential loan prepayments exceeding the pace of residential loan originations due to historic low interest rates for 30-year fixed rate conforming loans, thereby making the hybrid ARM product less attractive to borrowers. For the quarter and six months ended June 30, 2013, residential loan originations for portfolio totaled $234.3 million and $467.8 million, respectively, compared to $896.0 million and $1.8 billion, respectively, for the comparable 2012 periods. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 62% at origination for both the quarter and six months ended June 30, 2013 and the loan amount averaged approximately $778,000 and $767,000, respectively. Residential loan prepayments for the quarter and six months ended June 30, 2013 totaled $705.1 million and $1.3 billion, respectively, compared to $794.8 million and $1.6 billion, respectively, for the comparable 2012 periods.

The MF/CRE loan portfolio increased $547.0 million, or 17%, from December 31, 2012 to $3.7 billion at June 30, 2013, and represents 30% of the total loan portfolio. For the quarter and six months ended June 30, 2013, MF/CRE loan originations for portfolio totaled $529.2 million and $874.8 million, respectively, compared to $549.3 million and $893.5 million, respectively, for the 2012 comparable periods. The 2013 quarter and six months ended June 30, 2013 MF/CRE loans were originated with weighted average loan-to-value ratios of approximately 45% and 48%, respectively, weighted average debt coverage ratios of approximately 1.73% and 1.77%, respectively, and loan balances averaging approximately $2.8 million for each period. MF/CRE loan prepayments for the quarter and six months ended June 30, 2013 totaled $158.8 million and $257.8 million, respectively, compared to $174.0 million and $366.4 million for the comparable 2012 periods. At June 30, 2013, the MF/CRE pipeline totaled $470.7 million.

Deposits decreased $198.6 million from December 31, 2012 to $10.2 billion at June 30, 2013 due to a decrease of $373.4 million in high-cost certificates of deposit ("CDs"), offset by an increase of $174.8 million in low-cost core deposits. Core deposits totaled $6.7 billion or 65% of total deposits and had a weighted average rate of 10 basis points at June 30, 2013. CDs, which totaled $3.6 billion at June 30, 2013, or 35% of total deposits, declined 9% from December 31, 2012. At June 30, 2013, total deposits include business deposits of $630.7 million, an increase of 29% since year-end 2012. "The expansion of our business banking operations is a critical component of our strategic shift in the balance sheet and continues to facilitate the growth in low-cost core deposits," Mr. Redman commented.

Borrowings totaled $4.0 billion at June 30, 2013, a decrease of $351.6 million from December 31, 2012.

The decrease in borrowings, coupled with the growth in core deposits and decrease in CDs, reflects our efforts to reposition the mix of liabilities.

Stockholders' equity totaled $1.4 billion, or 9% of total assets at June 30, 2013, an increase of $149.2 million from December 31, 2012, primarily the result of the issuance of preferred stock in the 2013 first quarter. Astoria Federal continues to be designated as well-capitalized with Tier 1 leverage, Tangible, Total risk-based and Tier 1 risk-based capital ratios of 9.53%, 9.53%, 16.82% and 15.56%, respectively, at June 30, 2013.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $109.3 million, totaled $356.9 million, or 2.22% of total assets, at June 30, 2013 compared to $366.5 million (including TDRs of $115.2 million), or 2.26% of total assets, at March 31, 2013. Included in the $356.9 million of non-performing loans are $78.8 million of loans which are less than 90 days past due.

Residential NPLs totaled $334.8 million, of which $262.8 million are 90 days or more delinquent, MF/CRE NPLs totaled $15.4 million and consumer and other NPLs totaled $6.7 million at June 30, 2013 compared to $343.5 million, of which $271.1 million are 90 days or more delinquent, $16.5 million and $6.5 million, respectively, at March 31, 2013. Of the $262.8 million of residential NPLs delinquent 90 or more days, $230.6 million, or 88%, represent loans which, at 180 days delinquent and annually thereafter were reviewed, and charged-off as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates a two-year migration trend for loan delinquencies and NPLs:

($ in millions)	Delinquent Loans 30-89 Days Past Due	NPLs Less Than 90 Days Past Due	NPLs 90 Days or More Past Due	Total NPLs	Total Delinquent Loans and NPLs
At June 30, 2011	$207.2	$32.9	$343.4	$376.3	$583.5
At June 30, 2012	$163.9	$33.6	$309.7	$343.3	$507.2
At June 30, 2013(1)	$142.4	$78.8	$278.1	$356.9	$499.3

(1)  Non-performing loans at June 30, 2013 include $65.2 million of loans which have been discharged in a Chapter 7 bankruptcy filing which are less than 90 days past due, of which $58.3 million are current.  Such loans are reflected as non-performing pursuant to regulatory guidance issued in 2012.

The table below details, as of June 30, 2013, the ten largest concentrations by state of residential loans and the respective non-performing loan totals in those states.

($ in millions) State	Total Residential Loans	% of Total Residential Loans	Total Residential NPLs	NPLs as % of State Total
New York	$ 2,554.2	29.6%	$ 53.2	2.08%
Connecticut	$ 901.9	10.5%	$ 33.8	3.75%
Illinois	$ 850.9	9.9%	$ 43.3	5.09%
Massachusetts	$ 703.6	8.2%	$ 13.4	1.90%
New Jersey	$ 641.1	7.4%	$ 64.7	10.09%
Virginia	$ 544.3	6.3%	$ 16.4	3.01%
California	$ 529.6	6.1%	$ 28.3	5.34%
Maryland	$ 516.0	6.0%	$ 39.9	7.73%
Washington	$ 231.0	2.7%	$ 2.7	1.17%
Texas	$ 210.9	2.4%	$ 0.0	0.00%
Top 10 States	$ 7,683.5	89.1%	$295.7	3.85%
All other states (1,2)	$ 944.1	10.9%	$ 39.1	4.14%
Total Residential Loans	$ 8,627.6	100.0%	$334.8(3)	3.88%

(1) Includes 25 states and Washington, D.C.
(2) Includes Florida with $160.3 million total loans, of which $16.4 million are non-performing loans.
(3) Includes $72.0 million of loans less than 90 days past due.

Selected Asset Quality Metrics (at or for the three months ended June 30, 2013, except as noted)
($ in millions)	Residential	Multi- Family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 8,627.6	$ 2,897.5	$ 830.1	$ 253.7(1)	$12,669.1 (2)
Non-performing loans	$ 334.8 (3,4)	$ 4.7	$ 10.7	$ 6.7	$ 356.9 (5)
NPLs/total loans	2.64%	0.04%	0.08%	0.05%	2.82%
Net charge-offs 2Q13	$ 3.7	$ 0.5	$ 0.5	$ 0.1	$ 4.9 (6)
Net charge-offs YTD	$ 10.3	$ 2.3	$ 1.7	$ 0.9	$ 15.3 (6)

(1) Includes home equity loans of $215.3 million.
(2) Includes $60.2 million of net unamortized premiums and deferred loan costs.
(3) Includes $72.0 million of loans less than 90 days past due.
(4) Includes $230.6 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter.
(5) Includes $78.8 million of loans less than 90 days past due.
(6) Does not foot due to rounding.

Included in the $3.7 million of residential net loan charge-offs in the 2013 second quarter are $3.5 million of charge-offs on $18.0 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2013 second quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "We expect the level of NPLs 90 days or more delinquent will remain somewhat elevated for some time, especially in those states requiring judicial foreclosure. It is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 88% of the residential NPLs 90 days or more delinquent, to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook

Commenting on the future outlook, Mr. Redman stated, "While the operating environment remains challenging, we are encouraged by the steepening of the yield curve due to the recent increase in long-term interest rates. Our focus continues to be on the strategic shift in the balance sheet through the repositioning of assets and liabilities. We will continue to concentrate on growing the MF/CRE loan portfolio, reducing high-cost CDs and increasing low-cost core deposits, all of which should positively impact the net interest margin. I continue to be pleased with the strength of our MF/CRE loan closings and its pipeline as well as the strong growth in business deposits this year. We look forward to this growth continuing in the future, especially as we plan to add new team members in the business banking group over the coming months. In addition, with long-term mortgage rates trending higher, we hope to see a possible slowdown in residential loan prepayments and the stabilization of our residential loan portfolio."

Earnings Conference Call July 18, 2013 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, July 18, 2013 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on July 18, 2013 from 1:00 p.m. (ET) through midnight Saturday, July 27, 2013 (ET). The replay number is (877) 660-6853, ID# 417177. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $16.1 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.2 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

Forward Looking Statements

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	June 30,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$155,931	$121,473
Securities available-for-sale	342,591	336,300
Securities held-to-maturity
(fair value of $1,882,671 and $1,725,090, respectively)	1,892,883	1,700,141
Federal Home Loan Bank of New York stock, at cost	148,738	171,194
Loans held-for-sale, net	29,283	76,306
Loans receivable:
Mortgage loans, net	12,414,734	12,958,999
Consumer and other loans, net	254,348	264,973
	12,669,082	13,223,972
Allowance for loan losses	(143,900)	(145,501)
Total loans receivable, net	12,525,182	13,078,471
Mortgage servicing rights, net	10,177	6,947
Accrued interest receivable	40,776	41,688
Premises and equipment, net	113,148	115,632
Goodwill	185,151	185,151
Bank owned life insurance	419,210	418,155
Real estate owned, net	21,745	28,523
Other assets	216,250	216,661

TOTAL ASSETS	$16,101,065	$16,496,642

LIABILITIES
Deposits	$10,245,332	$10,443,958
Federal funds purchased	280,000	-
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,394,000	2,897,000
Other borrowings, net	247,895	376,496
Mortgage escrow funds	126,716	113,101
Accrued expenses and other liabilities	263,977	272,098

TOTAL LIABILITIES	14,657,920	15,202,653

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 and -0- shares issued
and outstanding, respectively)	129,796	-
Common stock, $.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 98,865,122 and 98,419,318 shares outstanding, respectively)	1,665	1,665

Additional paid-in capital	885,753	884,689
Retained earnings	1,904,921	1,891,022
Treasury stock (67,629,766 and 68,075,570 shares, at cost, respectively)	(1,397,543)	(1,406,755)
Accumulated other comprehensive loss	(79,787)	(73,090)
Unallocated common stock held by ESOP
(453,470 and 967,013 shares, respectively)	(1,660)	(3,542)

TOTAL STOCKHOLDERS' EQUITY	1,443,145	1,293,989

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,101,065	$16,496,642

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest income:
Residential mortgage loans	$73,629	$95,454	$153,836	$194,746
Multi-family and commercial real estate mortgage loans	40,390	36,491	79,013	72,961
Consumer and other loans	2,208	2,294	4,436	4,635
Mortgage-backed and other securities	11,857	16,971	22,756	34,992
Interest-earning cash accounts	70	47	125	100
Federal Home Loan Bank of New York stock	1,620	1,553	3,649	3,155
Total interest income	129,774	152,810	263,815	310,589
Interest expense:
Deposits	15,689	26,933	33,010	56,360
Borrowings	29,184	39,208	61,872	79,364
Total interest expense	44,873	66,141	94,882	135,724

Net interest income	84,901	86,669	168,933	174,865
Provision for loan losses	4,526	10,000	13,652	20,000
Net interest income after provision for loan losses	80,375	76,669	155,281	154,865
Non-interest income:
Customer service fees	9,122	9,511	18,168	19,993
Other loan fees	468	505	990	1,392
Gain on sales of securities	2,057	-	2,057	2,477
Mortgage banking income, net	3,396	1,777	8,172	3,132
Income from bank owned life insurance	2,103	2,204	4,239	4,627
Other	1,436	1,454	3,234	3,397
Total non-interest income	18,582	15,451	36,860	35,018
Non-interest expense:
General and administrative:
Compensation and benefits	33,385	32,142	65,383	74,302
Occupancy, equipment and systems	16,862	16,510	36,647	33,234
Federal deposit insurance premiums	9,009	11,864	19,193	23,067
Advertising	2,811	1,979	4,151	3,813
Extinguishment of debt	4,266	-	4,266	-
Other	8,064	9,604	16,308	19,884
Total non-interest expense	74,397	72,099	145,948	154,300

Income before income tax expense	24,560	20,021	46,193	35,583
Income tax expense	8,895	7,197	16,676	12,763

Net income	15,665	12,824	29,517	22,820

Preferred stock dividends	2,827	-	2,827	-

Net income available to common shareholders	$12,838	$12,824	$26,690	$22,820

Basic earnings per common share	$0.13	$0.13	$0.27	$0.24

Diluted earnings per common share	$0.13	$0.13	$0.27	$0.24

Basic weighted average common shares	97,021,334	95,332,904	96,848,989	95,175,886
Diluted weighted average common and common
equivalent shares	97,021,334	95,332,904	96,848,989	95,175,886

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30,
		2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$8,984,211	$73,629	3.28%	$10,627,083	$95,454	3.59%
Multi-family and commercial real estate	3,544,459	40,390	4.56	2,582,913	36,491	5.65
Consumer and other loans (1)	258,260	2,208	3.42	274,986	2,294	3.34
Total loans	12,786,930	116,227	3.64	13,484,982	134,239	3.98
Mortgage-backed and other securities (2)	2,235,818	11,857	2.12	2,410,175	16,971	2.82
Interest-earning cash accounts	100,845	70	0.28	114,198	47	0.16
Federal Home Loan Bank stock	150,225	1,620	4.31	158,471	1,553	3.92
Total interest-earning assets	15,273,818	129,774	3.40	16,167,826	152,810	3.78
Goodwill	185,151			185,151
Other non-interest-earning assets	760,740			796,142
Total assets	$16,219,709			$17,149,119

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,727,016	339	0.05	$2,844,593	1,612	0.23
Money market	1,802,018	1,137	0.25	1,237,914	2,155	0.70
NOW and demand deposit	2,121,774	179	0.03	1,934,810	296	0.06
Total core deposits	6,650,808	1,655	0.10	6,017,317	4,063	0.27
Certificates of deposit	3,662,085	14,034	1.53	4,911,975	22,870	1.86
Total deposits	10,312,893	15,689	0.61	10,929,292	26,933	0.99
Borrowings	4,022,640	29,184	2.90	4,542,173	39,208	3.45
Total interest-bearing liabilities	14,335,533	44,873	1.25	15,471,465	66,141	1.71
Non-interest-bearing liabilities	444,427			401,166
Total liabilities	14,779,960			15,872,631
Stockholders' equity	1,439,749			1,276,488
Total liabilities and stockholders' equity	$16,219,709			$17,149,119

Net interest income/
net interest rate spread (3)		$84,901	2.15%		$86,669	2.07%
Net interest-earning assets/
net interest margin (4)	$938,285		2.22%	$696,361		2.14%
Ratio of interest-earning assets to
interest-bearing liabilities	1.07x			1.05x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30,
		2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$9,266,404	$153,836	3.32%	$10,636,574	$194,746	3.66%
Multi-family and commercial real estate	3,421,366	79,013	4.62	2,491,768	72,961	5.86
Consumer and other loans (1)	261,103	4,436	3.40	278,152	4,635	3.33
Total loans	12,948,873	237,285	3.66	13,406,494	272,342	4.06
Mortgage-backed and other securities (2)	2,124,191	22,756	2.14	2,427,258	34,992	2.88
Interest-earning cash accounts	96,411	125	0.26	101,104	100	0.20
Federal Home Loan Bank stock	157,198	3,649	4.64	148,645	3,155	4.25
Total interest-earning assets	15,326,673	263,815	3.44	16,083,501	310,589	3.86
Goodwill	185,151			185,151
Other non-interest-earning assets	784,774			863,739
Total assets	$16,296,598			$17,132,391

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,748,927	681	0.05	$2,815,486	3,374	0.24
Money market	1,747,387	3,230	0.37	1,184,307	4,008	0.68
NOW and demand deposit	2,091,142	346	0.03	1,889,028	586	0.06
Total core deposits	6,587,456	4,257	0.13	5,888,821	7,968	0.27
Certificates of deposit	3,760,300	28,753	1.53	5,132,724	48,392	1.89
Total deposits	10,347,756	33,010	0.64	11,021,545	56,360	1.02
Borrowings	4,120,337	61,872	3.00	4,390,482	79,364	3.62
Total interest-bearing liabilities	14,468,093	94,882	1.31	15,412,027	135,724	1.76
Non-interest-bearing liabilities	450,301			457,047
Total liabilities	14,918,394			15,869,074
Stockholders' equity	1,378,204			1,263,317
Total liabilities and stockholders' equity	$16,296,598			$17,132,391

Net interest income/
net interest rate spread (3)		$168,933	2.13%		$174,865	2.10%
Net interest-earning assets/
net interest margin (4)	$858,580		2.20%	$671,474		2.17%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	3.92%	4.02%	4.09%	3.61%
Return on average tangible common stockholders' equity (1) (2)	4.57	4.70	4.77	4.23
Return on average assets (1)	0.39	0.30	0.36	0.27
General and administrative expense to average assets	1.83	1.68	1.79	1.80
Efficiency ratio (3)	71.89	70.60	70.92	73.52
Net interest rate spread	2.15	2.07	2.13	2.10
Net interest margin	2.22	2.14	2.20	2.17

Asset Quality Data (dollars in thousands)
Non-performing loans (4):
Current			$67,235	$28,826
30-59 days delinquent			9,768	4,787
60-89 days delinquent			1,802	-
90 days or more delinquent			278,065	309,718
Non-performing loans			356,870	343,331

Real estate owned			21,745	31,803

Non-performing assets			378,615	375,134

Net loan charge-offs	$4,876	$11,797	15,253	29,083

Non-performing loans/total loans			2.82%	2.50%
Non-performing loans/total assets			2.22	1.95
Non-performing assets/total assets			2.35	2.13
Allowance for loan losses/non-performing loans			40.32	43.14
Allowance for loan losses/total loans			1.14	1.08
Net loan charge-offs to average loans outstanding (annualized)	0.15%	0.35%	0.24	0.43

Capital Ratios (Astoria Federal)
Tangible			9.53%	8.60%
Tier 1 leverage			9.53	8.60
Total risk-based			16.82	15.69
Tier 1 risk-based			15.56	14.41

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.08	$0.17
Book value per common share (5)			13.35	13.28
Tangible book value per common share (6)			11.46	11.37
Tangible common stockholders' equity/tangible assets (2) (7)			7.09%	6.33%
Mortgage loans serviced for others (in thousands)			$1,509,886	$1,467,028
Full time equivalent employees			1,505	1,525

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)

Non-performing loans at June 30, 2013 include $65.2 million of loans which have been discharged in a Chapter 7 bankruptcy filing which are less than 90 days past due, of which $58.3 million are current, $5.7 million are 30-59 days delinquent and $1.2 million are 60-89 days delinquent.  Such loans have been classified as non-performing loans pursuant to regulatory guidance issued in 2012.

(5)	Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares, excluding unallocated ESOP shares.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2013		At March 31, 2013		At June 30, 2012
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$8,364,873	3.61%	$8,926,171	3.68%	$10,237,331	3.89%
Multi-family and commercial real estate	3,712,193	4.23	3,374,904	4.46	2,802,664	5.14
Mortgage-backed and other securities (3)	2,235,474	2.94	2,137,801	3.10	2,371,684	3.42

Interest-bearing liabilities:
Savings	2,683,039	0.05	2,752,009	0.05	2,862,175	0.15
Money market	1,839,520	0.25	1,786,472	0.27	1,340,616	0.70
NOW and demand deposit	2,135,835	0.03	2,137,817	0.03	1,962,537	0.06
Total core deposits	6,658,394	0.10	6,676,298	0.10	6,165,328	0.24
Certificates of deposit	3,586,938	1.55	3,769,035	1.55	4,548,851	1.81
Total deposits	10,245,332	0.61	10,445,333	0.62	10,714,179	0.91
Borrowings, net	4,021,895	2.64	3,908,629	3.31	5,173,305	3.16

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans. However, effective March 31, 2013, non-performing residential loans which are current or less than 90 days past due are included.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriafederal.com